                                                                    Exhibit 12.1

     COMPUTATION OF RATIOS
     (In thousands, except for Ratios)

     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                                    Twelve
                                                                                                Three months     months ended
                                                     Years ended December 31,                  ended March 31,     March 31,
                                                     ------------------------                  ---------------     --------
                                         1997       1998       1999        2000       2001      2001      2002       2002
                                         ----       ----       ----        ----       ----      ----      ----       ----
                                                            (audited)                            (unaudited)      (unaudited)


Income before income tax                 $51,115    $56,170    $66,564     $46,670    $4,073   $4,937    $9,020     $8,156
Fixed charges                              4,746      2,265     32,633      34,470    33,870    9,048     9,154     33,976
                                           -----      -----     ------      ------    ------    -----     -----     ------
   Earnings                              $55,861    $58,435    $99,197     $81,140   $37,943  $13,985   $18,174    $42,132

Interest expense                          $3,986     $1,564    $31,813     $33,694   $32,900   $8,835    $8,878    $32,943
Portion of lease expense
representative of interest                   759        701        820         777       971      213       276      1,033
                                             ---        ---        ---         ---       ---      ---       ---      -----
   Fixed charges                          $4,745     $2,265    $32,633     $34,471   $33,871   $9,048    $9,154    $33,976

   Ratio of Earnings to Fixed Charges      11.7x      25.7x       3.1x        2.4x      1.1x     1.5x      2.0x       1.2x



UNAUDITED PRO FORMA FINANCIAL DATA:
----------------------------------

     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES:


                                          Year ended       Three months     Twelve months
                                          December 31,    ended March 31,   ended March 31,
                                          ------------    ---------------   ---------------
                                             2001             2002               2002
                                             ----             ----               ----

Income before income tax                     $3,787             $8,120              $7,216
Fixed charges                                32,388              9,700              33,891
                                             ------              -----              ------
   Earnings                                 $36,175            $17,820             $41,107

Interest expense                            $31,417             $9,424             $32,858
Portion of lease expense
representative of interest                      971                276               1,033
                                                ---                ---               -----
   Fixed charges                            $32,388             $9,700             $33,891

   Ratio of Earnings to Fixed Charges          1.1x               1.9x                1.2x
